                           SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant |X]

Filed by a Party other than the Registrant | ]

Check the appropriate box:

| ] Preliminary Proxy Statement
| ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|X] Definitive Proxy Statement
| ] Definitive Additional Materials
| ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     THE EMPIRE DISTRICT ELECTRIC COMPANY
               (Name Of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

|X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.
| ] $500 per  each  party to the  controversy  pursuant  to  Exchange  Act Rule
    14a-6(i)(3).
| ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
         ______________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:
         ______________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ______________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:
        ______________________________________________________________________

    (5) Total fee paid:

| ] Fee paid previously with preliminary materials.

| ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                     THE EMPIRE DISTRICT ELECTRIC COMPANY
                              602 Joplin Street
                            Joplin, Missouri 64801


                                                                March 21, 1996


Dear Stockholder:


   You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 10:30 a.m., Joplin time, on Thursday, April 25, 1996 at the Holiday Inn, 3615 South Range Line, Joplin, Missouri.

   At the meeting, stockholders will be asked to elect three persons to the Company's Board of Directors for three-year terms.


   Your participation in this meeting either in person or by proxy is important. Even if you plan to attend the meeting, please sign, date and return the enclosed proxy promptly. At the meeting, if you desire to vote in person, you may withdraw your proxy.



                                             Sincerely,


                                             R.L. Lamb
                                             President

                     THE EMPIRE DISTRICT ELECTRIC COMPANY
                              602 Joplin Street
                            Joplin, Missouri 64801



                                ---------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                ---------------


To the Holders of Common Stock:


   Notice is hereby given that the Annual Meeting of Stockholders of The Empire District Electric Company (the "Company") will be held on Thursday the 25th of April, 1996, at 10:30 a.m., Joplin time, at the Holiday Inn, 3615 South Range Line, Joplin, Missouri, for the following purposes:

   1. To elect three Directors for terms of three years.

   2. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

   Any of the foregoing may be considered or acted upon at the first session of the meeting or at any adjournment or adjournments thereof.


   Holders of Common Stock of record on the books of the Company at the close of business on March 1, 1996 will be entitled to vote on all matters which may come before the meeting or any adjournment or adjournments thereof. A complete list of the stockholders entitled to vote at the meeting will be open at the office of the Company, 602 Joplin Street, Joplin, Missouri, to examination by any stockholder for any purpose germane to the meeting, for a period of ten days prior to the meeting, and also at the meeting.


   STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE REQUESTED, REGARDLESS OF THE NUMBER OF SHARES OF STOCK OWNED, TO SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.


Joplin, Missouri
Dated: March 21, 1996

                                                  J.S. Watson
                                                  Secretary-Treasurer

                      THE EMPIRE DISTRICT ELECTRIC COMPANY
                                602 Joplin Street
                             Joplin, Missouri 64801


                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 25, 1996

   This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of The Empire District Electric Company, a Kansas corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on Thursday, April 25, 1996, and at any and all adjournments of the meeting.

   A form of proxy is enclosed for execution by stockholders. Any stockholder giving a proxy has the right to revoke it at any time before the proxy is exercised by written notice to the Secretary-Treasurer of the Company, or a duly executed proxy bearing a later date or voting in person at the meeting.

   A copy of the Annual Report of the Company for the year ended December 31, 1995 has been mailed to each stockholder of record on the record date for the meeting. You are urged to read the entire Annual Report.

   The entire cost of the solicitation of proxies will be borne by the Company. Solicitation, commencing on or about March 21, 1996, will be made by use of the mails, telephone, telegraph and by regular employees of the Company without additional compensation therefor. The Company will request brokers or other persons holding stock in their names, or in the names of their nominees, to forward proxy material to the beneficial owners of such stock or request authority for the execution of the proxies and will reimburse such brokers or other persons for their expense in so doing.

   March 1, 1996 has been fixed as the record date for the determination of stockholders entitled to vote at the meeting and at any adjournment or adjournments thereof. The stock transfer books will not be closed. As of the record date, there were 15,226,566 shares of Common Stock outstanding. Holders of Common Stock will be entitled to one vote per share on all matters presented to the meeting.

   No person to the knowledge of the Company is the beneficial owner of 5% or more of any class of the Company's voting securities.




                           1. ELECTION OF DIRECTORS

   The Board of Directors is divided into three classes with the directors in each class serving for a term of three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term. Unless otherwise specified, the persons named in the accompanying proxy intend to vote the shares represented by such proxies for the election of Mr. M.F. Chubb, Jr., Mr. R.L. Lamb and Mr. R.E. Mayes as Class III Directors, all of whom are members of the present Board of Directors. Directors will be elected by a plurality of the votes of the stockholders present in person or represented by proxy at the meeting with any abstentions being treated as shares not voted.


   While it is not expected that any of the nominees will be unable to qualify for or accept office, if for any reason one or more shall be unable to do so, proxies will be voted for nominees selected by the Board of Directors.

   The name, age, principal occupation for the last five years, period of service as a Director of the Company and certain other directorships of each Director of the Company are set forth below.

                              CLASS I DIRECTORS
                            (Terms Expire In 1997)


   R.D. Hammons, 62, President and Director of Hammons Products Company (food processing). Director of the Company since 1983.

   J.R. Herschend, 63, Co-owner, co-founder and Chairman of the Board of Directors of Silver Dollar City, Inc. (entertainment attractions). Director of the Company since January 1994. Director of Ozark Mountain Bank, Branson, Missouri; Director of Central Bancompany, Jefferson City, Missouri.

   M.W. McKinney, 51, Executive Vice President-Commercial Operations of the Company since 1995. Executive Vice President of the Company from 1994 to 1995. Vice President-Customer Services of the Company from 1982 to 1994. Director of the Company since 1991.

   M.M. Posner, 57, President and Principal of Posner McCleary Inc., an international advertising, marketing and communications firm. Director of the Company since 1991. Director of United Missouri Bank of Jefferson City, Jefferson City, Missouri.

                               CLASS II DIRECTORS
                             (Terms Expire In 1998)

   V.E. Brill, 54, Vice President-Energy Supply of the Company since 1995. Vice President-Finance of the Company from 1983 to 1995. Director of the Company since 1989.

   R.C. Hartley, 48, President of The Hartley Agency (independent insurance agency); Chairman and Vice President of Kansas Information Consortium, Inc. (network manager of the Information Network of Kansas). Director of the Company since 1988.

   F.E. Jeffries, 65, Chairman and Director of Phoenix Duff & Phelps Corporation (financial services firm). Director of the Company since 1984. Director of Duff & Phelps Utilities Income Inc., Chicago, Illinois; Duff & Phelps Utilities
Tax-Free Income Inc., Chicago, Illinois; Duff & Phelps Utility and Corporate Bond Trust Inc., Chicago, Illinois.

                               CLASS III DIRECTORS
                  (Terms Expire In 1996, Nominees For Election
                    At The Annual Meeting Of Stockholders For
                            Terms To Expire In 1999)

   M.F. Chubb, Jr., 62, Senior Vice President of Eagle-Picher Industries Inc. (diversified industrial products) until 1996 (retired). Director of the Company since 1991. Director of Eagle-Picher Industries Inc., Cincinnati, Ohio until 1996 (retired).

   R.L. Lamb, 63, President of the Company since 1982. Executive Vice President of the Company from 1978 to 1982. Vice President-Customer Services of the Company from 1974 to 1978. Director of the Company since 1978.

   R.E. Mayes, 61, Chairman, President and Chief Executive Officer of Carmar Group Inc. (underground storage). Director of the Company since 1991. Director of United Missouri Bancshares, Kansas City, Missouri.


Director Compensation


   Each Director of the Company who is not an officer or full-time employee of the Company is paid a monthly retainer for his or her services as a Director at a rate of $10,500 per annum. In addition, a fee of $600 is paid to each such Director for each regular meeting or any special meeting of Directors and for each meeting of a Committee of the Board (the chairman of each Committee receives an additional $100 for each such Committee meeting) which such Director attends in person. During 1995, the Board of Directors held eight meetings. The Company's 1986 Stock Incentive Plan permitted during 1995 and the 1996 Stock Incentive Plan currently permits Directors of the Company to receive shares of Common Stock in lieu of all or a portion of any cash payment for services rendered as a Director. In addition, a Director may defer all or part of any compensation payable for his or her services as such under the terms of the Company's Deferred Compensation Plan for Directors. Amounts so deferred are credited to an account for the benefit of the Director and accrue an interest equivalent at a rate equal to the prime rate. A Director is entitled to receive all amounts deferred in a number of annual installments following retirement, as elected by him or her.

Committees Of The Board Of Directors

   The Company has an Audit Committee of the Board of Directors. The Audit Committee reviews with the Company's independent auditors the scope and results of their auditing procedures, meets with the Company's internal auditors regarding internal auditing procedures and establishes procedures to assure the adequacy of the accounting practices and internal controls of the Company. The Audit Committee held two meetings during 1995. The members of the Audit Committee are Messrs. Chubb, Hartley and Jeffries and Mrs. Posner.

   The Company has a Compensation Committee of the Board of Directors. The Compensation Committee fixes the compensation of each of the senior officers of the Company and administers certain of the Company's employee benefit plans. The Committee held two meetings during 1995. The members of the Compensation Committee are Messrs. Herschend, Jeffries and Mayes and Mrs. Posner.

   The Company has a Nominating Committee of the Board of Directors which meets to suggest to the Board nominees to fill vacancies on the Board of Directors when they occur. The Committee met one time in 1995. The members of the Nominating Committee are Messrs. Chubb, Hammons, Herschend and Mayes. The
Nominating Committee will consider nominees recommended by stockholders for election to the Board of Directors. Recommendations of nominees for election should be submitted in writing to the Secretary-Treasurer of the Company.

Stock Ownership Of Directors and Officers


   The following table shows information with respect to the number of shares of Common Stock of the Company beneficially owned as of March 1, 1996 by the Chief Executive Officer, the three other most highly compensated executive officers of the Company, each Director and the Directors and executive officers of the Company, as a group. The shares reported as beneficially owned include (a) shares owned by certain relatives with whom the Directors or officers are presumed for proxy statement reporting purposes to share voting or investment power and (b) shares accrued for the benefit of certain officers under certain employee benefit plans of the Company.


                                                            Shares of Common
                                                           Stock Beneficially
       Name                     Position                         Owned
       ----                     --------                         -----
 R.L. Lamb ......         President                              16,925
 M.W. McKinney ..         Executive Vice President-              15,564
                             Commercial Operations
 V.E. Brill......         Vice President-Energy Supply            6,052
 R.B. Fancher ...         Vice President-Finance                  1,329
 M.F. Chubb, Jr.          Director                                1,941
 R.D. Hammons ...         Director                                2,508
 R.C. Hartley ...         Director                                4,930*
 J.R. Herschend .         Director                                1,500
 F.E. Jeffries ..         Director                               12,917
 R.E. Mayes .....         Director                                1,000
 M.M. Posner  ...         Director                               10,800
 Directors and executive officers, as a group..............      75,466

__________

* Mr. Hartley also beneficially owns 2,000 shares of the Company's 8 1/8% Cumulative Preferred Stock.


No Director or officer owns more than 0.5% of the outstanding shares of the Company's Common Stock or 8 1/8 % Cumulative Preferred Stock. No Director or officer owns any shares of the Company's 5% Cumulative Preferred Stock or 4 3/4 % Cumulative Preferred Stock. The Directors and executive officers as a group own less than 1% of the outstanding shares of the Company's Common Stock and of its 8 1/8 % Cumulative Preferred Stock.

                          2. EXECUTIVE COMPENSATION


   Set forth below is information concerning the various forms of compensation of each person who was at December 31, 1995 (i) the Chief Executive Officer of the Company or (ii) one of the three most highly compensated executive officers of the Company, other than the Chief Executive Officer.

                          SUMMARY COMPENSATION TABLE

                                                                  Long Term
                                                                 Compensation
                               Annual Compensation                 Awards
                           --------------------------            ----------
                                                                 Restricted      All Other
     Name and                                      Other Annual    Stock          Compen-
Principal Position   Year      Salary     Bonus    Compensation   Award(s)(1)    sation(2)
------------------   ----      ------     -----    ------------  ------------    ---------
R.L. Lamb..........  1995    $220,000   $21,788   $          --  $ 21,772       $   4,410
 President.........  1994     208,000    11,341              91    11,332           4,308
                     1993     200,500     4,808             835     4,816           4,455

M.W. McKinney......  1995     127,000     9,019             930     9,016           3,365
 Executive Vice....  1994     114,500     2,691             143     2,686           3,744
 President-........  1993     107,000     1,397             930     1,385           3,236
 Commercial .......
 Operations .......

V.E. Brill.........  1995     114,500     6,185             --      6,187           3,763
 Vice President-...  1994     109,000     2,612             212     2,620           3,749
 Energy Supply.....  1993     104,500     1,352             --      1,365           3,430

R.B. Fancher.......  1995     103,667     4,788             180     4,800           3,685
 Vice President-...  1994      98,000     2,346           1,228     2,358           3,360
 Finance...........  1993      94,500     1,229             --      1,229              --

___________

(1) As of December 31, 1995, Messrs. Lamb, McKinney, Brill and Fancher had been awarded 1,748, 476, 468 and 421 shares, respectively, of unvested restricted stock which on such date had values of $31,246, $8,509, $8,366 and $7,525, respectively. Messrs. Lamb, McKinney, Brill and Fancher were awarded 1,193, 494, 339 and 263 shares, respectively, for 1995. Dividend equivalents are paid on such shares. All of the foregoing shares were awarded pursuant to the Company's 1996 Stock Incentive Plan.

(2) Includes for 1995: (a) Company matching contributions under the Company's 401(k) Retirement Plan in the amounts of $2,250, $3,113, $3,377 and $3,043 for Messrs. Lamb, McKinney, Brill and Fancher, respectively, and (b) Company payments of premiums for term life insurance on behalf of Messrs. Lamb, McKinney, Brill and Fancher in the amounts of $2,160, $252, $386 and $642, respectively.

Retirement Plans

   The Company maintains a Retirement Plan covering substantially all employees. The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Each covered employee is eligible for retirement at normal retirement date (age 65), with early retirement permitted under certain conditions. The Company also maintains a Supplemental Executive Retirement Plan (the "SERP") which covers officers of the Company who are participants in the Retirement Plan. The SERP is intended to provide benefits which, except for the application of the limits of Section 415 and Section 401(a)(17) of the Code, would have been payable under the Retirement Plan. The SERP is not qualified under the Code and benefits payable thereunder are paid out of the general funds of the Company.

   The following table shows estimated maximum annual benefits payable following retirement (assuming payments on a normal life annuity basis and not including any survivor benefit) to an employee in specified remuneration and Years of Credited Service classifications. These amounts are based on an assumed final rate of compensation and retirement at normal retirement age of 65 and are approximated without consideration of any reduction which would result from various options which may be elected prior to actual retirement.

                              PENSION PLAN TABLE

                                   Years of Credited Service(b)
Average Annual    ------------------------------------------------------------------
 Earnings(a)      15 Years   20 Years   25 Years    30 Years    35 Years    40 Years
 -----------      --------   --------   --------    --------    --------    --------
$100,000........  $22,825    $30,425    $38,050     $ 45,650    $ 53,250    $ 61,375
 125,000........   28,925     38,550     48,200       57,825      67,475      77,625
 150,000........   35,000     46,675     58,350       70,025      81,700      93,875
 175,000........   41,100     54,800     68,500       82,200      95,900     110,125
 200,000........   47,200     62,925     75,675       94,400     110,125     120,000
 225,000........   53,300     71,050     88,825      106,575     120,000     120,000
 250,000........   59,375     79,175     98,975      118,775     120,000     120,000


------------

(a) "Average Annual Earnings" is the average annual compensation over the five consecutive years within the ten year period prior to termination of employment which produces the highest average. The compensation used to calculate such average for a salaried employee is the aggregate of the employee's annual compensation which generally corresponds with the employee's salary and incentive compensation. The earnings of Messrs. Lamb, McKinney, Brill and Fancher covered by the plans correspond substantially to such amounts shown for them in the Summary Compensation Table.

(b) As of December 31, 1995, Messrs. Lamb, McKinney, Brill and Fancher had accrued 38, 28, 33 and 23 Years of Credited Service, respectively, under the Retirement Plans.

Severance Pay Plan

   The Company has a severance pay plan (the "Severance Plan") which provides certain key employees with severance benefits following a change in control of the Company. A change in control generally includes: (i) certain events relating to the continued existence of the Company in its current form; (ii) an acquisition by any person of 10% or more of the securities entitled to vote in the election of directors or (iii) the current Directors, or their approved successors, no longer constitute a majority of the Board of Directors. Certain executive officers and senior managers of the Company have been selected by the Compensation Committee of the Board of Directors to enter into one-year agreements pursuant to the Severance Plan which are automatically extended for one-year terms unless the Company has given prior notice of termination.

   A participant in the Severance Plan is entitled to receive certain benefits in the event of certain involuntary terminations of employment occurring within three years after a change in control, or a voluntary termination of employment occurring between twelve and eighteen months after a change in control. A senior officer participant would be entitled to receive benefits of between two and three times such participant's annual compensation, as determined by the Board of Directors and set forth in the applicable agreement. A participant who is not a senior officer would receive approximately two weeks of severance compensation for each full year of employment with the Company. Payments to participants resulting from involuntary terminations are to be paid in a lump sum within 30 days following termination, while payments resulting from voluntary termination are paid in monthly installments and cease if the participant becomes otherwise employed. In addition, participants who qualify for payments under the Severance Plan will continue to receive benefits for a specified period of time under health, insurance and other employee benefit plans of the Company in existence at the time of the change in control.

Compensation Committee Report On Executive Compensation

   The Company's executive compensation policies are designed to enable the Company to attract and retain high caliber individuals for key positions while at the same time linking their compensation to the Company's financial performance and their own performance. The linkage between compensation and performance is accomplished by dividing executive compensation into two components: a base salary that is set at the beginning of the year and incentive compensation that is determined at the end of the year based on the extent to which specific, predetermined goals were achieved. Depending on the extent to which these goals are met, the Company's senior executives can earn total compensation which is above, at or below the level of senior executive compensation at comparable electric utilities.

   At the beginning of each year, the Committee determines a target total compensation amount for each senior executive, including the President. To determine this amount, the Committee first takes the mid-point of the range of total compensation paid to executives in positions comparable to that of the Company's President at other utilities. The Committee then determines a corresponding amount for each other senior officer based on a comparison of the officer's responsibilities with those of the President. The resulting amount is adjusted for each senior officer to reflect the officer's experience and performance. In determining the appropriate mid-point amounts in 1995, the Committee used an industry compensation study prepared by a management consulting firm and took into account increases in compensation for businesses generally in 1995 predicted by various consulting firms and recent compensation increases received by the Company's employees. A greater number of companies were included in the management consulting firm's study than are included in the Standard & Poor's Electric Companies Index used in the Performance Chart. The companies included in that study are, for the most part, either electric or electric and gas utilities.

   The Company's total compensation package for senior executives, including the President, has an incentive compensation component. Executives can earn incentive compensation based on the extent to which Company and personal performance goals are met. In 1995, the areas in which performance was measured in determining incentive compensation and the relative weighting of each area were: (1) the Company's return on common equity compared to that of all other electric utilities reported in an industry survey of approximately 165 electric and gas utilities over a five-year period (40%), (2) reduction of controllable expenses over a five-year period (20%), (3) control of fuel and purchase power expenses (20%) and (4) for each senior officer, the achievement of pre-determined personal goals for the year (20%).

   In each of these four areas, three performance levels, "threshold," "par" and "maximum," are set at the beginning of the year. For executives to receive any incentive compensation based on any particular performance measure, at least the "threshold" level of performance must have been achieved. Greater incentive compensation is payable if the "par" or "maximum" performance level is achieved. If the par level objective in each of the four performance areas is achieved, each senior executive would receive incentive compensation which, when added to base salary, would equal the individual's target total compensation. In 1995, the Company met the "par" level, and came close to the "maximum" level, of performance for control of fuel and purchase power expenses. It also met the "threshold" level of performance for return on equity and met the "threshold" level, and came close to the "par" level, of performance for reduction of controllable expenses.

   Regardless of the extent to which the four performance criteria are met in any year, no incentive compensation is payable in any year in which the Company does not pay dividends per share of Common Stock at least equal to the dividends per share paid in the preceding year. In 1995, the dividends paid on each share of the Company's Common Stock were equal to those paid in 1994.

   The Company's incentive compensation policy also seeks to encourage senior executives to hold down the Company's electric rates so that the Company can remain competitive with alternate energy suppliers by adjusting incentive compensation otherwise payable to reflect the level of the Company's residential electric rates compared to those of the 11 other investor-owned electric utilities in the Company's geographic area. The adjustment ranges from a 10% increase in incentive compensation if the Company has the lowest rates in the comparison group to elimination of incentive compensation if the Company is one of the four companies in the comparison group with the highest rates. In 1995, Empire had the third lowest retail electric rates of the 12 utilities, which resulted in no adjustment to incentive compensation.

   Incentive compensation is typically paid one-half in cash at the end of the year and one-half in Common Stock. The Common Stock portion of incentive compensation is restricted stock that generally is not issued unless the recipient continues to be employed by the Company for three years after the stock is awarded. The three-year vesting period is intended to encourage continuity among the Company's senior executives. In addition, by increasing the stock ownership of senior management, it is hoped that these individuals will have an even greater incentive to advance the interests of the Company's stockholders.

   The President's compensation is determined in the same manner as the compensation for the other senior executives. In 1995, the President's base salary was increased 5.8% above its 1994 level reflecting in part the President's leadership in connection with the steps taken by the Company to improve its competitiveness. These steps included changing the way various options for meeting the Company's future capacity requirements are analyzed to take into account anticipated competition and determining to restructure the Company's organizational structure to promote efficiency and effectiveness, a determination which led to the implementation of the Competitive Positioning Process in 1995. In setting the President's 1995 target total compensation, the Committee also took into account the Company's ongoing efforts to obtain cost effective sources of energy to meet anticipated future demand and the
President's involvement in local economic development activities and his membership on the board of directors of two industry organizations. The President's incentive compensation is based on the same factors as the incentive compensation of the other senior executive officers, although a greater percentage of the President's target total compensation is comprised of incentive compensation. As a result of the level of attainment of performance goals, the sum of Mr. Lamb's base salary and his incentive compensation for 1995 was approximately 99.8% of his target total compensation.

   Based on the Company's current level of executive compensation, the Committee does not believe it necessary to adopt a policy with respect to Section 162(m) of the Internal Revenue Code at this time.


F.E. Jeffries, Chairman
J.R. Herschend
R.E. Mayes
M.M. Posner

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Comparison Of Stockholder Returns

   Set forth below is a graph indicating the value at the end of the specified years of a $100 investment made on December 31, 1990 in Company Common Stock and similar investments made in the securities of the companies in the Standard & Poor's 500 Composite Index ("S&P 500 Composite") and the Standard & Poor's Electric Companies Index ("Electric Companies"). The graph assumes that dividends were reinvested when received.


          The Empire District      S&P 500          Electric
           Electric Company       Composite         Companies
1990          $100.00              $100.00           $100.00
1991           161.95               130.47            130.18
1992           152.30               140.41            137.84
1993           157.34               154.56            155.21
1994           130.60               156.60            134.92
1995           156.68               215.45            176.87



Compliance with Section 16(a) of the Securities Exchange Act Of 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file with the Securities and Exchange Commission and the New York Stock Exchange reports of changes in ownership of the Company's equity securities. Securities and Exchange Commission regulations require that Directors and executive officers furnish to the Company copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1995, all its officers and directors complied with applicable
Section 16(a) filing requirements, except that Mr. Herschend inadvertently filed a Form 4 report for the purchase of common stock late.

                                3. OTHER MATTERS


   Price Waterhouse LLP has been the Company's independent auditors since 1992. Representatives of Price Waterhouse LLP are expected to be present at the meeting for the purpose of answering questions which any stockholder may wish to ask and such representatives will have an opportunity to make a statement at the meeting.


   The Company knows of no other matter to come before the meeting. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the same in accordance with their judgment on such other matters.

                            4. STOCKHOLDER PROPOSALS

   The Company will not consider including a stockholder's proposal for action at its 1997 Annual Meeting in the proxy material to be mailed to its stockholders in connection with such meeting unless such proposal is received at the principal office of the Company no later than November 21, 1996.

Dated: March 21, 1996


                               -----------------

   IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

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